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                                                               EXHIBIT 99.4

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Patrick Petroleum Company
Jackson, Michigan

     We have audited the accompanying consolidated balance sheets of Patrick Petroleum Company and subsidiaries as of December 31, 1994 and 1993 and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Patrick Petroleum Company and subsidiaries, as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

     As discussed in Note A to the financial statements, the Company adopted recently issued Statements of Financial Accounting Standards and, accordingly, changed its method of accounting for investment securities in 1994 and its method of accounting for income taxes in 1993.

Detroit, Michigan
March 20, 1995